Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Citi Trends, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333-125611 and 333-181609) on Form S-8 of Citi Trends, Inc. of our reports dated April 14, 2021, with respect to the consolidated balance sheets of Citi Trends, Inc. as of January 30, 2021 and February 1, 2020, the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the years ended January 30, 2021, February 1, 2020 and February 2, 2019, and the related notes, and the effectiveness of internal control over financial reporting as of January 30, 2021, which reports appear in the January 30, 2021 annual report on Form 10-K of Citi Trends, Inc.

Our report on the consolidated financial statements refers to a change in the Company’s method of accounting for leases as of February 3, 2019, due to the adoption of Accounting Standards Update No. 2016-02, Leases (Topic 842), as amended.

/s/ KPMG LLP

Jacksonville, Florida
April 14, 2021